Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 06/05/2026 11:38 AM
Original ID: 2021-001064480
Amendment ID: 2026-006658388

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Tradewinds Universal

2. Article number(s) V is amended as follows:
***See checklist below for article number information.**

Article V of the Articles of Incorporation is hereby amended to increase the total number of authorized Common Shares from 75,000,000 to 250,000,000. The Common Par Value remains $0.0010 per share. The number of authorized Preferred Shares remains 0 at $0.0000 par value. As amended, Article V shall read as follows: The number, par value, and class of shares the profit corporation will have the authority to issue are: Number of Common Shares: 250,000,000 at $0.0010 par value per share; Number of Preferred Shares: 0 at $0.0000 par value.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Not applicable.

4. The amendment was adopted on 05/15/2026
(Date – mm/dd/yyyy)

Received
MAY 18 2026
Secretary of State
Wyoming

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 05/15/2026

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Andrew Read

Contact Person: Andrew Read

Title: CEO

Daytime Phone Number: 619-483-1008

Email: Andrewread@tradewindsuniversal.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
☐ **Processing time is up to 15 business days** following the date of receipt in our office.
☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**